Exhibit 99.1

JoS. A. Bank Clothiers Opens First Airport Store; 10 New Stores so far in 2005 with at Least 50 More Planned

    HAMPSTEAD, Md.--(BUSINESS WIRE)--May 19, 2005--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market:JOSB) announces that it has opened the first 10 new stores of fiscal 2005. The most recent new store has opened in BWI Airport in Baltimore, Maryland and it represents the Company's initial test of the airport concept. The new stores are part of the Company's plan to open 60 to 75 stores in 2005 and to grow the chain to approximately 500 stores over the next three to four years.
    "We are on target with our plans to open 60 to 75 stores this year," stated Robert N. Wildrick, Chief Executive Officer of JoS. A. Bank Clothiers, Inc. "We are particularly excited about the new airport store which could create a new retail venue for us."

    The 10 new stores have been opened in the following locations:

    --  Belden Village Mall in Canton, OH

    --  Bell Tower Shoppes in Fort Myers, FL

    --  Birkdale Commons in Huntersville, NC

    --  Bowie Town Center in Bowie, MD

    --  BWI Airport in Baltimore, MD

    --  Colonial Promenade in Athens, GA

    --  El Paso Plaza in McAllen, TX

    --  King Street in Charleston, SC

    --  The Shoppes at Bellemead in Shreveport, LA

    --  The Shops on Mesa in El Paso, TX

    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 279 stores in 37 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the NASDAQ National Market under the symbol "JOSB".
    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead
             David E. Ullman, EVP/CFO, 410-239-5715
                 or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA, 800-377-9893
             info@rjfalkner.com
             E-commerce Address: www.josbank.com